Exhibit 99.h(5)

State Street Bank and Trust Company

The Credit Suisse Funds Listed on Schedule A (the “Funds”)

Combined U.S. Accounting and Administration Fee Schedule

(Revised January 1, 2007 and supersedes Schedules from March 2002 and addendums from August 2004 and October 2004)

The following fee schedule covers administration services for the Funds which are set forth in detail in the Co-Administration Agreement by and between State Street Bank and Trust Company (“State Street”) and the Funds dated March 18, 2002 and the Fund accounting services that are set forth in detail in the Accounting Agreement by and between State Street and the Funds dated June 7, 2002.

Asset Fee:

Fund Net Assets	Annual Fees Per Portfolio
First $5 Billion	5.0 BP
Next $5 Billion	3.0 BP
Excess	2.0 BP

Total net assets of all Funds will be used to calculate the fee by multiplying the net assets of the Funds in aggregate by the basis point fees in the above schedule.

Minimum Fee

The minimum fee for the complex of 35 Funds (the net asset of which is calculated by State Street) will be $3,350,000.  Charges for additional Funds and classes will be mutually agreed prior to commencement of operations.  The greater of the basis point fee or the minimum fee will be accrued to each Fund based on the pro-rata total net asset value of each Fund.

State Street Fair Valuation:

State Street Corporation Fair Value Service:

•                  State Street processes the client selected confidence interval from FT Interactive Date, as applicable

•                  Comparisons of fair value and closing prices including net impact per security, impact per market, and total NAV effect

•                  Listing of securities that were not fair valued by the client’s vendor

•                  Vendors’ current fair value pricing products do not provide coverage for local significant events or events that might affect only one security or issuer yet clients are still responsible for evaluating whether these securities need to be fair valued.

•                  Provides filtering of securities based on confidence level or exchange

•                  Comparison and analysis of prior night’s closing price to today’s opening price and prior night’s fair valued price

State Street Fair Valuation (Continued):

Annual Fee for Fair valuation Service:

Annual Fee
1 – 5 Portfolios	$4,000
6 – 10 Portfolios	$3,500
11 or more Portfolios	$3,000

Out of Pocket Expenses:

Out-of-pocket expenses payable to State Street, to the extent not otherwise paid by the Funds, include but may not be limited to:

•                  The cost of supplies related to Fund records

•                  Travel and lodging for board and operations meetings

•                  Proportionate share of the cost of 3rd Party Audit reviews (i.e., SAS70)

•                  Valuation fees in accordance with the following schedule:

Valuation Fees

Source:	Monthly Quote Charge
Municipal Bonds via Kenny/S&P or Muller Data	$16
Corporate, Municipal, Convertible, Government Bonds and Adjustable Rate Preferred Stocks via IDSI	$13
Government, Corporate Bonds via Kenny/S&P or Muller	$11
Government, Corporate and Convertible Bonds via Merrill Lynch	$11
Foreign Bonds via Extel	$10
Options, Futures and Private Placements	$6
Listed Equities (including International) and OTC Equities	$6

For billing purposes, the monthly quote charge will be based on the number of positions in each Fund at month end.

Special Services:

Fees for activities of a non-recurring nature such as Fund consolidations or reorganizations, extraordinary security shipments and the preparation of special reports will be subject to negotiation.  These services include, but are not limited to, the following: self directed securities lending, linkages/feeds with third party lending agents, development of customized reports, and access to State Street systems.

Fees for preparation of financial statements other than those listed in the Co-Administration Agreement between the Funds and State Street will be $3,000 per financial report.

Payment:

The above fees will be paid by the Funds within thirty (30) days following receipt of the respective billing notice, except for any fees or expenses which are subject to good faith dispute.  In the event of such a dispute, the Funds may only withhold that portion of the fee or expense subject to the good faith dispute.  A Fund shall notify State Street in writing within twenty-one (21) calendar days following the receipt of each billing notice if the Fund is disputing any amounts in good faith.  If the Fund does not provide such notice of dispute within the required time, the billing notice will be deemed accepted by the Fund.  The Fund shall settle such disputed amounts within five (5) days of the day on which the parties agree on the amount to be paid by payment of the agreed amount.  If no agreement is reached, then such disputed amounts shall be settled as may be required by law or legal process.

This fee schedule is effective January 1, 2007.  The agreement will continue from year after year thereafter until it is revised as a result of negotiations initiated by either party.

The Credit Suisse Funds Listed on		State Street Bank and Trust Company
Schedule A

By:	/s/Michael Pignataro	By:	/s/Louis Abruzzi
Name:	Michael Pignataro	Name:	Louis Abruzzi
Title:	Chief Financial Officer	Title:	Senior Vice President
Date:	3-1-07	Date:	2-28-07

Schedule A – Listing of Funds:

TH02	Credit Suisse Emerging Markets Fund, Inc.
TH11	Credit Suisse Institutional Fund, Inc. – International Focus Portfolio
TH12	Credit Suisse International Focus Fund, Inc.
TH14	Credit Suisse Japan Equity Fund, Inc.
TH15	Credit Suisse Global Small Cap Fund, Inc.
TH16	Credit Suisse Global Fixed Income Fund
TH40	Credit Suisse Small Cap Core Fund
TH42	Credit Suisse Large Cap Value Fund
TH45	Credit Suisse High Income Fund
TH50	Credit Suisse Large Cap Growth Fund
TH51	Credit Suisse Mid-Cap Core Fund, Inc.
TH82	Credit Suisse High Yield Bond Fund
TH85	Credit Suisse Commodity Return Strategy Fund, Inc.
TH89	Credit Suisse Absolute Return Fund
TH04	Credit Suisse Trust-International Focus Portfolio
TH08	Credit Suisse Trust-Emerging Markets Portfolio
TH20	Credit Suisse Trust - Large Cap Value Portfolio
TH24	Credit Suisse Trust - Global Small Cap Portfolio
TH31	Credit Suisse Cash Reserve Fund, Inc.
TH33	Credit Suisse Trust-Mid-Cap Core Portfolio
TH34	Credit Suisse Trust-Small Cap Core I Portfolio
TH48	Credit Suisse Large Cap Blend Fund, Inc.
TH60	Credit Suisse Global High Yield Fund, Inc.
TH69	Credit Suisse Trust - Blue Chip Portfolio
TH71	Credit Suisse Trust - Small Cap Core II Portfolio
TH75	Credit Suisse Institutional Money Market Fund, Inc. – Prime Portfolio
TH76	Credit Suisse Institutional Money Market Fund – Government Portfolio
TH81	Credit Suisse Short Duration Bond Fund, Inc.
TH87	Credit Suisse Trust - Commodity Return Strategy Portfolio